Exhibit 3.5
STATE OF DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE OF FORMATION
of
CENTEX LAND VISTA RIDGE LEWISVILLE III GENERAL PARTNER, LLC
     The undersigned hereby adopts the following Certificate of Formation for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act:
ARTICLE I
     The name of the limited liability company is Centex Land Vista Ridge Lewisville III General Partner, LLC (the “Company”).
ARTICLE II
     The address of the Company’s registered office and the name and address of its registered agent for service of process are as follows:
Corporation Service Company
2711 Centerville Road, Suite 400
City of Wilmington, County of New Castle, Delaware 19808
ARTICLE III
     The Company shall have a perpetual existence, unless the Company earlier dissolves in accordance with the provisions of its limited liability company agreement.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of this 22nd day of June, 2004.

/s/ Kathleen B. Snyder
Kathleen B. Snyder
Authorized Person